SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Optio Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

May 24, 2004

Dear Shareholder:

On behalf of the Board of Directors and management of Optio Software, Inc., we cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, June 22, 2004, at 9:00 a.m., local time, at the Hilton Garden Inn—Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia.

At the Annual Meeting, the shareholders will be asked to:

1.	elect three (3) directors for a three-year term;

2.	amend the Optio Software, Inc. Director’s Stock Option Plan;

3.	ratify the appointment of BDO Seidman, LLP as Optio Software, Inc.’s independent auditors for the fiscal year ending January 31, 2005; and

4.	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are described in the accompanying Notice of Annual Meeting and Proxy Statement.

We have included a copy of Optio Software, Inc.’s Annual Report to Shareholders with the Proxy Statement. We encourage you to read the Annual Report. It includes the audited financial statements for the fiscal year ended January 31, 2004 as well as information about the Company’s operations, products and services.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking the enclosed proxy card. Please then sign and date the proxy card and return it in the enclosed envelope whether or not you plan to attend the meeting. Alternatively, you may submit your proxy through the Internet or by telephone as indicated on the enclosed proxy card. If you do attend and wish to vote in person, you may revoke your proxy at the meeting. If you plan to attend the meeting, please check the proxy card in the space provided. This will assist us with meeting preparations.

Your vote is very important and we appreciate your cooperation in considering and acting on the matters presented.

Sincerely,

Caroline Bembry

Chief Financial Officer and Secretary

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

(770) 576-3500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 22, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005 (the “Company”) will be held on Tuesday, June 22, 2004, at 9:00 a.m., local time (the “Annual Meeting”), at the Hilton Garden Inn—Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia, to consider and act upon:

1.	the election of three (3) directors to the Company’s Board of Directors;

2.	a proposal to amend the Optio Software, Inc. Director’s Stock Option Plan;

3.	a proposal to ratify the selection of BDO Seidman, LLP as independent auditors for the Company’s current fiscal year; and

4.	such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 7, 2004, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

C. Wayne Cape

Chief Executive Officer, President and Chairman

May 24, 2004

Atlanta, Georgia

IMPORTANT

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

(770) 576-3500

PROXY STATEMENT

FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD

JUNE 22, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

Shareholders Meeting

This Proxy Statement and the enclosed proxy (“Proxy”) are furnished on behalf of the Board of Directors of Optio Software, Inc., a Georgia corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Tuesday, June 22, 2004 at 9:00 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hilton Garden Inn—Atlanta North/Alpharetta, 4025 Windward Plaza, Alpharetta, Georgia. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about May 24, 2004 to all shareholders entitled to vote at the Annual Meeting.

Shareholders Entitled to Vote

Only holders of record of common stock of the Company, no par value per share, at the close of business on May 7, 2004 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 7, 2004, the Company had outstanding and entitled to vote 19,464,375 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of common stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the shareholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Counting of Votes

The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed form of Proxy provides a means for a shareholder to vote for all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed form of Proxy also provides a means for a shareholder to vote for all of the nominees for Director listed thereon or to withhold authority to vote for one or more of such nominees. The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast. In the election of Directors, the three nominees receiving the highest number of affirmative votes shall be elected.

The accompanying form of Proxy also provides a means for a shareholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the shareholder’s directions. The affirmative vote of a majority of the shares of common stock present in person or represented by a Proxy and entitled to vote on Proposals Two and Three set forth in the accompanying Notice of Annual Meeting is required for the approval of such proposal. Approval of any other matters as may properly come before the meeting also will require the affirmative vote of a majority of the shares of common stock present in person or represented by a Proxy and entitled to vote at the meeting. Abstentions with respect to Proposals Two and Three will have the same effect as a vote against these proposals. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal to which authority was withheld. Consequently, broker non-votes will not be counted with regard to the proposals, but they will have the effect of reducing the number of affirmative votes required to approve the proposals, because they reduce the number of shares present or represented from which a majority is calculated.

Proxies

When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of Proposals Two and Three.

Solicitation of Proxies

We will bear the cost of solicitation of Proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by delivering to our Corporate Secretary at our headquarters at 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. A vote through the Internet or by telephone may be revoked by executing a later dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of common stock which, as of May 7, 2004, are deemed under the rules of the Securities and Exchange Commission (the “Commission”) to be “beneficially owned” by each member of the Board of Directors of the Company, by each Named Executive Officer of the Company (as listed under “Summary Compensation Table” below), by all Directors and Executive Officers of the Company as a group, and by any person or “group” (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of common stock of the Company.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned[1]
C. Wayne Cape[2]	9,396,300	42%
Charles Carey[3]	1,831,770	9%
Diane Cape[4]	2,454,780	13%
F. Barron Hughes[5]	459,000	2%
Daryl G. Hatton[6]	662,400	3%
G. Robert Beck[7]	596,666	3%
Ronald G. Diener[8]	563,800	3%
Paul O’Callaghan[9]	62,500	*
Terry Kraft[10]	83,000	*
Caroline Bembry[11]	32,269	*
David T. Leach[12]	20,000	*
Steven E. Kaye[13]	47,500	*
All Directors and Executive Officers as a group (10 persons)[14]	11,918,435	51%

*Less than 1% of the outstanding common stock

[1]	For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security that such person or persons has or has the right to acquire within 60 days following May 7, 2004, is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
[2]	This number includes 3,000,000 shares subject to options exercisable within 60 days held by Mr. Cape, and 2,454,780 shares owned by Diane Cape, over which Mr. Cape has voting power pursuant to a Voting Agreement between the parties dated as of January 8, 2002 (“Voting Agreement”), which Voting Agreement expires on the earlier of January 8, 2007, the death of Mr. Cape or sale of all the shares by Mrs. Cape. Mr. Cape disclaims such beneficial ownership of the securities held by Ms. Cape except to the extent of his indirect beneficial interest as the holder of voting power over such securities. Mr. Cape’s business address is c/o Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005.
[3]	Mr. Carey’s address is 215 Bellamy Street, Homer, Georgia 30543.
[4]	This number includes 2,454,780 shares over which Mr. Cape has voting power pursuant to a Voting Agreement between the parties dated as of January 8, 2002. Ms. Cape’s address is 510 Avala Court, Alpharetta, Georgia 30022.
[5]	This number includes 10,000 shares subject to options exercisable within 60 days held by Mr. Hughes.
[6]	This number includes 511,400 shares subject to options exercisable within 60 days held by Mr. Hatton and 1,000 shares held by Mr. Hatton’s immediate family, with respect to which Mr. Hatton disclaims beneficial ownership.
[7]	This number includes 10,000 shares subject to options exercisable within 60 days held by Mr. Beck.
[8]	This number includes 10,000 shares subject to options exercisable within 60 days by Mr. Diener, 499,000 shares held by the Ronald G. Diener Trust and 53,400 shares held by the Charles Schwab & Co., Inc./Ronald G. Diener IRA.
[9]	This number includes 62,500 shares subject to options exercisable within 60 days held by Mr. O’Callaghan.
[10]	This number includes 75,000 shares subject to options exercisable within 60 days by Mr. Kraft.
[11]	This number includes 30,269 shares subject to options exercisable within 60 days by Ms. Bembry and 750 shares held by Ms. Bembry’s immediate family, with respect to which Ms. Bembry disclaims beneficial ownership.
[12]	This number includes 20,000 shares subject to options exercisable within 60 days held by Mr. Leach.
[13]	This number includes 37,500 shares subject to options exercisable within 60 days held by Mr. Kaye.
[14]	Includes 3,761,669 shares subject to options exercisable within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board of Directors of the Company currently consists of five members, Messrs. Cape, Leach, Hughes, Diener and Beck. At the Annual Meeting, three directors are to be elected for the term described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Messrs. Leach, Beck and Diener have been nominated for re-election as Class II Directors. The terms of the Class III director and Class I director will expire upon the election and qualification of successor directors at the 2005 and 2006 annual meeting of shareholders, respectively. The term of the new Class II directors will expire upon the election and qualification of successor directors at the 2007 annual meeting of shareholders. There are no family relationships between any of the directors or executive officers of the Company.

Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. The persons nominated for election have agreed to serve if elected and management has no reason to believe that the nominees will be unable to serve.

The Board of Directors recommends a vote FOR each named nominee.

Nominees and Incumbent Directors

The following sets forth certain information regarding the nominees for director and the two incumbent directors whose terms will continue following the Annual Meeting.

Nominees to Serve As Class II Directors (Term Expires in 2007)

David T. Leach, 52, has served as a Director of the Company and has served on the Compensation and Audit Committees since June 2001. Mr. Leach served as Chief Operating Officer for Procuri, Inc. from October 2003 to February 2004. Mr. Leach served as acting Chairman of the Board for Harbinger Corporation from January 2000 until June 2000. Mr. Leach served as Vice Chairman of Harbinger Corporation from September 1998 until January 2000. From March 1997 until September 1998, Mr. Leach served as Chief Executive Officer of Harbinger Corporation and from February 1994 until March 1997, Mr. Leach served as President and Chief Operating Officer.

G. Robert Beck, 45, has served as a Director of the Company since March 18, 2003. Mr. Beck has served on the Compensation Committee since July 2003. Since 2000, Mr. Beck has served as Chief Executive Officer and President of Sales Builders, Inc., a sales training and executive consulting firm. From 1998 until August 2000, Mr. Beck served as Executive Vice President of Sales for the Company.

Ronald G. Diener, 54, has served as a Director of the Company since March 18, 2003. Mr. Diener has served on the Audit Committee since June 2003 and the Compensation Committee since July 2003. Since July 2000, Mr. Diener has served as an alliance manager for a major global system integrator. From March 1999 until June 2000, Mr. Diener provided independent consulting services to various public and private companies. From March 1997 until February 1999, Mr. Diener was Vice President of Strategic Alliances for the Company.

Incumbent Class I Directors (Term Expires in 2006)

C. Wayne Cape, 50, the founder of the Company, became Chairman of the Board of Directors in September 1999. Mr. Cape served as Chief Executive Officer of the Company from the Company’s inception in 1981 through July 2001. Mr. Cape also served as President of the Company from its inception until May 2001, when the Board of Directors appointed Warren Neuburger as President and Chief Executive Officer of the Company. From January 30, 2003 to the present, Mr. Cape has served as President and Chief Executive Officer of the Company. Prior to launching the Company, Mr. Cape was an employee at Digital Communication Associates from 1974 to 1981 where he served in a variety of technical, sales and regional sales management positions.

Incumbent Class III Director (Term Expires in 2005)

F. Barron Hughes, 46, has served as a Director of the Company since March 18, 2003. Mr. Hughes has served on the Compensation Committee since July 2003. Since August 2002, Mr. Hughes has served as Chief Financial Officer for VertiSoft Corp., a software company specializing in the healthcare industry. Prior to joining

VertiSoft Corp., Mr. Hughes served as Chief Financial Officer for the Company from September 1994 until January 2002 and continued to be employed by the Company through May 2002.

Board of Directors Meetings and Committees of the Board of Directors

During the fiscal year ended January 31, 2004, the Board of Directors held eight formal meetings, and took action by unanimous written consent three times. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served during their term of service.

Compensation Committee. The Board of Directors has established a Compensation Committee, comprised solely of independent directors, on which Barron Hughes, David T. Leach, Ronald Diener and Robert Beck served throughout fiscal 2004. The Compensation Committee reviews and evaluates the compensation and benefits of all the officers, reviews general policy matters relating to compensation and benefits of employees of the Company, including the administration of the Optio Software, Inc. Stock Incentive Plan and Optio Software, Inc. Directors’ Stock Option Plan, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee held four formal meetings during fiscal 2004 and took action by unanimous written consent one time.

Audit Committee. The Board of Directors has also established an Audit Committee, comprised solely of independent directors, on which David T. Leach and Ronald Diener served throughout fiscal 2004. The Audit Committee reviews and approves the scope and timing of the Company’s audit services and any other services the independent auditors are asked to perform, the auditor’s report on the financial statements following completion of their audit and the Company’s policies and procedures with respect to internal accounting and financial control. In addition, the Audit Committee annually appoints independent auditors for the following year. The Audit Committee held seven formal meetings during the fiscal year ended January 31, 2004 and took no actions by unanimous written consent. We currently do not have an audit committee financial expert as defined in Item 401(h) of Regulation S-K. At this time, the Board believes that the interests of our shareholders are best served through the identification and recruitment of board members who possess a wide range of business and operational experience.

The Company has no standing nominating or other committee performing similar functions. The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company. The Board of Directors does not consider it necessary to have a separate nominating committee The Board of Directors will consider nominees recommended by shareholders if submitted to the Board in accordance with the procedures specified in the Company’s Bylaws. The Bylaws provide that a shareholder seeking to nominate a candidate for election as a director at a meeting of the shareholders must provide notice of such nomination not less than 60 days prior to the meeting; however, if less than 60 days notice of the date of the meeting is given, the shareholder must deliver the nomination to the Company within ten days following notice of the date of the meeting. In addition, such notice must provide the Company certain information regarding the nominee.

Directors’ Compensation

The Company reimburses all directors for their reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committees on which they serve. The non-employee members of the Board of Directors receive compensation of $2,500 for each “in-person” meeting of the Board of Directors or a committee thereof. For each telephonic meeting of the audit committee, directors receive $750 cash compensation for their participation in such meeting. For each telephonic meeting of the Board of Directors or the compensation committee, non-employee directors receive $500 cash compensation for their participation in such meeting. Board and committee meetings held in conjunction (or in close proximity) with each other will entitle the director to only a single, $2,500, $750 or $500 fee.

In addition, the non-employee members of the Board are entitled to receive options pursuant to the Optio Software, Inc. Directors’ Stock Option Plan, which was adopted by the Board in October 1999. Under the terms of the Directors’ Stock Option Plan, upon initially becoming an eligible director, a director is entitled to receive an option to purchase 10,000 shares of the common stock of the Company. At the end of each completed year of service as an eligible director, a director shall be granted an option to purchase 5,000 shares of common stock on the date of the Annual Meeting. In December 2003, the Board of Directors approved an amendment to increase the annual grant of options to directors from 5,000 shares of common stock to 10,000 shares of common stock. All options granted under the Directors’ Stock Option Plan are fully vested as of the date of grant and have an exercise price equal to the fair market value of the underlying shares on the date of grant. Pursuant to the Directors’ Stock Option Plan, 290,000 shares of common stock are reserved for issuance. Following the Company’s Annual Meeting in June 2003, by the terms of the Directors’ Stock Option Plan, Mr. Leach was automatically granted additional options to purchase 5,000 shares of common stock. Following the 2004 Annual Meeting, Messrs. Beck, Hughes, Leach and Diener will each receive, pursuant to the terms of the Directors’ Stock Option Plan, additional options to purchase 10,000 shares of common stock, subject to shareholder approval of Proposal No. 2.

Summary Compensation Table

The following table sets forth, for the year ended January 31, 2004, the total compensation paid to or accrued by the Company’s current Chief Executive Officer, the Company’s former Chief Executive Officer and the five other executive officers with the next highest total annual salary and bonus (collectively, the “Named Executive Officers”).

Name and Principal Position	Fiscal Year Ending January 31	Annual Compensation				Long-Term Compensation		All Other Compensation ($)(1)
		Salary		Bonus		Securities Underlying Options (#)

C. Wayne Cape(2) Chairman, Chief Executive Officer and President	2004 2003 2002		$285,000 300,000 300,000		$127,315 — —	— — —		$	— — —

Warren K. Neuburger(3) Former Chief Executive Officer and President	2004 2003 2002	$	— 264,803 198,519	$	— — —	— — 400,000			$303,000 — —	(8)

Paul O’Callaghan(4) Senior Vice President of Sales	2004 2003 2002		$200,000 — 94,146		$60,000 — 21,945	250,000 — —		$	— — 19,080	(9)

Terry Kraft(5) Senior Vice President of Product Development	2004 2003 2002		$160,000 156,920 36,410 —		$45,268 — —	25,000 — 150,000		$	— — —

Caroline Bembry(6) Chief Financial Officer and Secretary	2004 2003 2002		$134,118 108,411 100,000		$38,018 — —	100,000 12,975 2,000		$	— — —

Daryl G. Hatton Chief Technology Officer	2004 2003 2002		$116,667 98,125 100,000		$33,008 — —	— — 10,000		$	— — —

Steven E. Kaye(7) Vice President of Marketing	2004 2003 2002		$93,333 — —		$39,609 — —	210,000 — —	(10)	$	— — —

(1)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2)	Mr. Cape resigned from his position as Chief Executive Officer effective July 31, 2001, but was reappointed as Chief Executive Officer effective January 31, 2003. Mr. Cape’s compensation for fiscal year ended January 31, 2003 was paid in connection with his resignation as President and Chief Executive Officer and such amount was accrued in the fiscal year ended January 31, 2002. See “Employment Agreements.”
(3)	Mr. Neuburger joined the Company on April 22, 2001 and resigned on January 31, 2003.
(4)	Mr. O’Callaghan joined the Company in May 2001 and resigned in November 2001. He later rejoined the Company in February 2, 2003, upon his appointment as Senior Vice President of Sales.
(5)	Mr. Kraft joined the Company on November 12, 2001.
(6)	Mrs. Bembry was appointed Chief Financial Officer effective August 11, 2003 and resigned as Vice President of Finance.
(7)	Mr. Kaye resigned as a member of the Board of Directors on July 1, 2003 and was appointed as Vice President of Marketing effective July 1, 2003.
(8)	This amount was paid to Mr. Neuburger as severance in the fiscal year ended January 31, 2004, but this amount was accrued for accounting purposes in the fiscal year ended January 31, 2003. See “Employment Agreements.”
(9)	This amount was paid as sales commissions.
(10)	This amount includes 10,000 options issued to Mr. Kaye while serving as a member of the Company’s Board of Directors.

Option Grants in Last Fiscal Year

The following table sets forth all individual grants of stock options during the fiscal year ended January 31, 2004, to each of the Named Executive Officers:

	Individual Grants
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5%	10%
Paul O’Callaghan	250,000	(3)	34%	$0.40	4/8/13	$62,889	$159,374
Steven E. Kaye	200,000	(4)	27%	$0.75	7/1/13	$94,334	$239,061
Steven E. Kaye	10,000	(5)	1%	$0.37	3/12/13	$2,327	$5,897
Terry Kraft	25,000	(6)	3%	$0.78	8/20/13	$12,263	$31,078
Caroline Bembry	100,000	(6)	14%	$0.78	8/14/13	$98,108	$248,623

(1)	The exercise price of the options granted was equal to fair market value of the underlying stock on the date of grant.
(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company’s stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of the Company’s common stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of the Company’s common stock to date.
(3)	Grants become exercisable in four equal installments beginning on the first anniversary of the date of grant continuing for four years thereafter until fully vested.
(4)	150,000 shares will vest in four equal installments beginning on the first anniversary of the date of grant continuing for four years thereafter until fully vested and 50,000 shares will vest in four equal installments beginning on January 31, 2005 continuing for four years thereafter until fully vested.
(5)	These options were granted to Mr. Kaye while serving as a member of the Company’s Board of Directors and vested immediately upon the grant date.
(6)	Grants become exercisable in four equal installments beginning on the first anniversary of the date of grant continuing for four years thereafter until fully vested.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth information concerning option exercises and the year-end values of unexercised options, including the aggregate dollar value of in-the-money options, held by the Named Executive Officers as of January 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year- End(1)(2)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C. Wayne Cape	—	—	3,000,000	—	$2,750,000	$—
Caroline Bembry	—	—	28,707	112,218	$4,785	$80,635
Daryl G. Hatton	—	—	556,500	7,500	$370,380	$4,300
Terry Kraft	—	—	75,000	100,000	$49,500	$66,500
Paul O’Callaghan	—	—	—	250,000	$—	$265,000
Steven E. Kaye	10,000	$3,900	—	200,000	$—	$142,000

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the common stock at the time of such sale.
(2)	Based on the fair market value of the common stock as of January 30, 2004 (the last trading day of the fiscal year) of $1.46 per share as reported on the Over The Counter Bulletin Board service, less the exercise price payable upon exercise of such options.
(3)	This number does not include options which were not in-the-money as of January 30, 2004 (the last trading day of the fiscal year).

Employment Agreements

All of the Company’s principal employees, including executive officers, are required to sign an agreement with the Company restricting the ability of the employee to compete with the Company or to solicit the Company’s customers or employees during his or her employment and for a period of one year thereafter. The agreement also provides for the Company’s ownership of the work product of the employee, an assignment to the Company of intellectual property, and a prohibition from the disclosure of the Company’s trade secrets and confidential information.

C. Wayne Cape is employed by the Company pursuant to a written employment agreement. Mr. Cape’s employment agreement shall continue until terminated by either party in accordance with its terms. Mr. Cape’s current employment agreement provides for a base salary of $270,000. Mr. Cape is eligible for an annual bonus in an amount to be determined by the board of directors. The base salary will be increased annually in an amount equal to the product of the then current base salary and the percentage increase, if any, of the Consumer Price Index for all Urban Consumers, Region South over the prior year’s index. In addition, the base salary may be further increased by the board of directors on an annual basis. Upon Mr. Cape’s resignation for good reason (as defined in the agreement), termination not for cause or the failure of a successor company to renew his employment agreement within 12 months following a change of control of the Company, the Company, or successor entity, will be obligated to pay him an amount equal to 12 months of his then-current base salary over a 12-month period or in one lump sum payment. If Mr. Cape’s employment is terminated by reason of death, disability or mutual consent of the parties, or Mr. Cape is terminated not for cause within 12 months of a change of control, or resigns for good reason, 2,000,000 of his options (the “Plan Options”) will remain exercisable until one year after expiration of the agreement. If Mr. Cape is terminated for cause, the Plan Options will remain exercisable until ninety (90) days after expiration of the agreement. If Mr. Cape’s employment is terminated not for cause or Mr. Cape resigns for good reason, then all unvested options will vest in full and become immediately exercisable. Mr. Cape’s employment agreement includes post-employment restrictive covenants not to solicit our customers or recruit our employees.

Warren K. Neuburger, the former Chief Executive Officer and President of the Company, was employed by the Company pursuant to a written employment agreement until January 31, 2003. The Company entered into a separation agreement with Mr. Neuburger pursuant to which the Company (i) paid Mr. Neuburger a $33,300 lump sum payment in February 2003 and (ii) $270,000 in 24 equal installments during the remainder of the fiscal year ending January 31, 2004. All of Mr. Neuburger’s options were forfeited because he did not exercise them within 30 days of the expiration date.

Terry Kraft, Senior Vice President of Product Development, and the Company entered into a Change of Control Agreement, dated June 10, 2002. The initial term of this Change of Control Agreement expired on January 31, 2004; provided, however, that commencing on February 1, 2004, and each February 1st thereafter, the term of the Change of Control Agreement is automatically extended for one additional year unless the Company gives notice of non-renewal at least thirty (30) days prior to such February 1st date. If Mr. Kraft becomes disabled (as defined in the agreement), the Company may terminate the Change of Control Agreement upon thirty (30) days prior written notice. In the event of a change of control, Mr. Kraft’s rights under the Change of Control Agreement become permanent and are not terminable, except with respect to his death or normal retirement, termination by the Company for cause, or disability. Upon Mr. Kraft’s resignation for good reason (as defined in the agreement) or if the Company terminates Mr. Kraft within 12 months following a change of control of the Company (unless such termination is (a) because of Mr. Kraft’s death or retirement, (b) by the Company for cause or disability or (c) by Mr. Kraft other than for good reason), the Company, or successor entity, will be obligated to pay Mr. Kraft (i) an amount equal to 6 months of his then-current base salary over a 6-month period and (ii) any earned but unpaid cash bonus amount. Upon a change in control, the Company shall accelerate the vesting, by one vesting period, of any options to acquire common stock of the Company held by Mr. Kraft.

Darryl G. Hatton, Chief Technology Officer, and the Company entered into a Change of Control Agreement, dated October 3, 2002. The initial term of this Change of Control Agreement expired on January 31, 2004; provided, however, that commencing on February 1, 2004, and each February 1st thereafter, the term of the Change of Control Agreement is automatically extended for one additional year unless the Company gives notice of non-renewal at least thirty (30) days prior to such February 1st date. If Mr. Hatton becomes disabled (as defined in the agreement), the Company may terminate the Change of Control Agreement upon thirty (30) days prior written notice. In the event of a change of control, Mr. Hatton’s rights under the Change of Control Agreement become permanent and are not terminable, except with respect to his death or normal retirement, termination by the Company for cause, or disability. Upon Mr. Hatton’s resignation for good reason (as defined in the agreement) or if the Company terminates Mr. Hatton within 12 months following a change of control of the Company (unless such termination is (a) because of Mr. Hatton’s death or retirement, (b) by the Company for cause or disability or (c) by Mr. Hatton other than for good reason), the Company, or successor entity, will be obligated to pay Mr. Hatton (i) an amount equal to 6 months of his then-current base salary over a 6-month period and (ii) any earned but unpaid cash bonus amount. Upon a change in control, the Company shall accelerate the vesting, by one vesting period, of any options to acquire common stock of the Company held by Mr. Hatton.

Equity Compensation Plan Information

The following chart gives aggregate information regarding grants under all equity compensation plans of the Company through January 31, 2004.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders(1)	4,916,633	$1.16	7,509,629

Equity compensation plans not approved by security holders(2)	1,788,900	$0.16	-0-

Total	6,705,533	$0.89	7,509,629

(1)	Represents options granted under the Stock Incentive Plan, which was approved by shareholders in 1997, and the Directors’ Stock Option Plan, which was approved by shareholders in June 2000.
(2)	Represents options granted outside of the Company’s approved stock option plans, the material terms of which are discussed below.

Non-Shareholder Approved Stock Options. During the period from 1989 until 1996, the Company granted options to employees pursuant to individual agreements without the approval of the security holders. The options granted during 1989 were fully vested on the date of grant and by their terms do not expire. The options granted after 1994 expire upon the occurrence of certain events, such as termination of employment, as set forth in the individual option agreements. Pursuant to the Settlement and Release Agreement between the Company and David Dunn-Rankin, 500,000 of these non-shareholder approved stock options were canceled effective March 31, 2002.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s articles of incorporation provide that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under Georgia law and that the Company may indemnify its officers, employees and agents to the fullest extent permitted under Georgia law. The Company’s bylaws provide that it must indemnify its directors against all liabilities to the fullest extent permitted under Georgia law and that the Company must advance all reasonable expenses incurred in a proceeding where the director was either a party or a witness because he or she was a director.

The Company has entered into agreements that require it to indemnify its directors and officers to the fullest extent permitted under Georgia law. In addition, the Company has agreed to defend, hold harmless and indemnify its directors and officers against any obligation to pay a judgment, penalty, fine, expenses and settlement amounts in connection with any action, suit or proceeding brought by reason of the fact that he is a director or officer, as the case may be, of the Company or is serving, at the request of the Company, as a director, officer, employee, agent or consultant of another entity. No indemnification will be provided for any misappropriation of any business opportunity, any act or omission involving intentional misconduct or a knowing violation of law, any transaction from which an improper personal benefit was received and other types of liability under Georgia law. Further, the Company will pay expenses incurred by directors and officers in defending any covered action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Company believes that these agreements, as well as the provisions contained in its articles and bylaws described above, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the provisions of the charter documents, Georgia law or the agreements described above, the Company has been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

During the fiscal year ended January 31, 2004, the Compensation Committee of the Board of Directors (the “Committee”) consisted of Barron Hughes, David T. Leach, Ronald Diener and Robert Beck.

The Committee has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company’s compensation program for executive officers and other key employees, and the basis on which the 2004 compensation was determined for the executive officers of the Company, with particular detail given to the 2004 compensation for the Company’s Chief Executive Officer. The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Company’s executive compensation policy, as implemented by the Committee, is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term financial performance and growth of the Company. The compensation policy is designed to link compensation to the value and level of the performance of the executive as well as to the performance of the Company. In so doing, the policy strives to align the financial rewards to the Company’s executive officers with the financial interests of the Company’s shareholders.

The Committee seeks to achieve these objectives by implementing, as the principal components of compensation, a program of base salary, incentive bonus compensation and equity-based incentives. The compensation decisions of the Committee relative to the Company’s executive officers and key employees are described below as to each of the foregoing components.

Compensation of Executive Officers Generally

Base Salary. Base Salary levels for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The base salaries of the executive officers for fiscal 2004 were not linked to specific Company performance criteria.

Incentive Cash Bonuses. The Company’s executive officers, as well as other management employees, are eligible to receive cash bonus awards. The Committee determines eligible participants, performance goals, measurement criteria, performance ratings and amount and timing of payments. The impact an employee has on the financial performance of the Company as determined in the judgment of the Committee, and the Chief Executive Officer in the case of other executive officers, is also considered. All awards are paid in full, in cash, following the year of performance. Bonus awards are granted to executive officers under the plan at the sole discretion of the Compensation Committee. For the fiscal year ended January 31, 2004, the Compensation Committee approved bonuses to the executive officers in the aggregate amount of $303,218. In addition, a bonus of $40,000 was paid to Paul O’Callaghan, Senior Vice President of Sales, pursuant to his sales compensation plan.

Equity Incentives. The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Stock Incentive Plan provides the means through which executive officers can build an investment in common stock which will align such officers’ economic interests with the interests of the Company’s shareholders. Under the Company’s Stock Incentive Plan, the Company may award incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. To date, the Company has issued only stock options under the plan. During the fiscal year ended January 31, 2004, options to purchase an aggregate of 550,000 shares of common stock were granted to the Company’s executive officers.

For the Company’s current fiscal year, the Committee may recommend to the Board of Directors that options be granted to employees based upon the Company’s achievement of its budgetary objectives and the Committee’s assessment of the individual’s contribution to the Company’s performance. In addition, the Board of Directors has delegated authority to Mr. Cape, as Chief Executive Officer of the Company, to approve grants of stock options to employees in amounts not to exceed 25,000 options to any one employee in a single year without approval of the Board of Directors.

Other Benefits. Executive officers also participate, on a voluntary basis, in the Company’s regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. In addition, executive officers may receive, along with and on the same terms as other employees, certain benefits pursuant to the Company’s 401(k) plan, including Company matching contributions.

Compensation of the Chief Executive Officer

The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company’s performance.

C. Wayne Cape has served as the Company’s Chief Executive Officer since February 2003. For the fiscal year ended January 31, 2004, Mr. Cape’s compensation plan included a base salary of $270,000 and a bonus of $127,315. Mr. Cape did not receive any options or other equity-based incentives during the 2004 fiscal year. The Committee believes that Mr. Cape’s total fiscal year 2004 compensation was below the average total cash compensation paid to chief executive officers by comparable companies. Mr. Cape’s base salary for the current fiscal year is $270,000. Mr. Cape’s base salary will be increased on August 1, 2003, pursuant to the terms of his employment agreement, in an amount equal to the product of the then current base salary and the percentage increase, if any, of the Consumer Price Index for all Urban Consumers, Region South over the prior year’s index. In addition, the base salary may be further increased by the board of directors on an annual basis. Mr. Cape will be eligible to receive bonuses and options during the current fiscal year, depending upon the Committee’s assessment of his performance and the Company’s achievement of the specified objectives for performance criteria.

Warren K. Neuburger served as the Company’s Chief Executive Officer from July 2001 to January 31, 2003. For the fiscal year ended January 31, 2004, Mr. Neuburger received total severance payments of $303,000.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Company for compensation paid to the Chief Executive Officer and each of the three other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. The Company’s policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Committee believes that awards under the Company’s award of options made under stock option plans for employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding the Company’s policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Compensation Committee of the Board of Directors

David T. Leach

Barron Hughes

Ronald Diener

Robert Beck

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein. The standards relating to independence of audit committees set forth in the rules and regulations under the Exchange Act of 1934 do not apply to the Company because the Company’s common stock is not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities.

The Audit Committee acts pursuant to a charter adopted by the Board that specifies the scope of the Audit Committee’s oversight and how it carries out its activities. The full text of the Audit Committee’s charter is attached as Appendix A to this Proxy Statement. All members of the Audit Committee during the fiscal year ended January 31, 2004 were, and all current members are, “independent” as specified by the NASDAQ listing standards and under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, which the Company uses as a guide to determine the independence of its directors.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee’s review included discussions with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

With respect to the Company’s outside auditors, the Audit Committee, among other things, discussed with BDO Seidman, LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

David Leach

Ronald Diener

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 2004, the following persons failed to file on a timely basis reports required by Section 16(a), for the transactions indicated:

Name of Reporting Person	Description

David T. Leach	Statement of Changes in Beneficial Ownership on Form 4 was due on June 27, 2003 and filed on July 7, 2003.

Paul O’Callaghan	Statement of Changes in Beneficial Ownership on Form 4 was due on April 11, 2003 and filed on July 2, 2003.

Terry Kraft	Statement of Changes in Beneficial Ownership on Form 4 was due on August 22, 2003 and filed on September 3, 2003.

Steven E. Kaye	Statement of Changes in Beneficial Ownership on Form 4 was due on January 31, 2004 and filed on May 4, 2004.

STOCK PERFORMANCE GRAPH

The following line-graph provides a comparison of the cumulative total shareholder return on the Company’s common stock for the period from January 31, 2000 through January 31, 2004, against the cumulative shareholder return during such period achieved by the Nasdaq Stock Market (U.S. Companies) Index and the Standard & Poor’s Application Software Index. The Company has replaced the Standard & Poor’s Computers (Software & Service) Index with the Standard & Poor’s Application Software Index due to the fact that the Standard & Poor’s Computers (Software & Services) Index is no longer a reporting index. The graph assumes that $100 was invested on January 31, 2000 in each of the comparison indices and in our common stock. All amounts have been calculated as if all dividends were reinvested.

$100 invested on 12/15/99 in stock or on 11/30/99 in index-including reinvestment of dividends. Fiscal year ending January 31.

	11/30/99	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04
Nasdaq Stock Market (U.S. Companies) Index	100.00	119.88	89.70	42.30	39.89	56.45
Standard & Poor’s Application Software Index	100.00	121.26	86.47	56.87	29.91	41.83
Optio Software, Inc.	100.00	101.53	11.49	5.03	2.57	8.95

The preceding Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN TRANSACTIONS

Related Party Transactions

On December 31, 1988, the Company loaned $30,000 to C. Wayne Cape pursuant to a promissory note that bore interest at 10% per annum and was unsecured. The Company loaned $48,800 to Mr. Cape on a non-interest basis in ten advances from October 15, 1986 to May 9, 1995. This loan was due and payable upon demand and was unsecured. Effective February 1, 2002, these outstanding notes were consolidated into an Amended and Restated Promissory Note with a principal amount of $87,300, which represented principal and accrued interest due under Mr. Cape’s original notes to the Company. The Amended and Restated Promissory Note accrued interest at a rate of 9% per annum and was paid in full on July 31, 2003. During fiscal year 2004, Mr. Cape made payments on this note in the aggregate amount of $86,651, including interest and the loan was paid in full.

Effective February 11, 2003, the Company entered into a separation agreement with Warren Neuburger further described in the “Employment Agreements” above.

Steven Kaye, a former Director and current Vice President of Marketing of the Company, and the Company entered into a business consulting agreement dated March 17, 2003. The agreement terminated on June 15, 2003. The Company paid Mr. Kaye an aggregate of $35,000 under this agreement for marketing and planning services during fiscal 2004. The agreement contained confidentiality provisions which protect the Company.

During the fiscal year ended January 31, 2004, the Company paid Sales Builders, Inc. an aggregate of $44,950 for providing training to its sales representatives. Robert Beck, a current Director, owns 100% of the capital stock of Sales Builders, Inc.

The Company has agreed to provide indemnification to its executive officers and directors which may require the Company to indemnify officers and directors against liabilities that may arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

All future transactions, if any, between the Company and its officers, directors and principal shareholders and their affiliates and any transactions between the Company and any entity with which its officers, directors or principal shareholders are affiliated will be subject to the approval of a majority of the Board of Directors, including the majority of the independent and disinterested outside directors of the Board of Directors and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

PROPOSAL 2

AMENDMENT TO OPTIO SOFTWARE, INC. DIRECTORS’ STOCK OPTION PLAN

The Optio Software, Inc. Directors’ Stock Option Plan (the “Directors’ Plan”), which was approved by the shareholders on June 23, 2000 provides for the authorization of 300,000 shares of common stock for issuance under the Directors’ Plan. As of the record date for the Annual Meeting, options for 50,000 shares were outstanding under the Directors’ Plan. On December 19, 2003, the Board of Directors unanimously approved an amendment to the Directors’ Plan, subject to approval by the shareholders. The amendment to the Directors’ Plan increased the number of shares of common stock subject to options to be granted to each director at the end of each year of completed service as a director from 5,000 to 10,000.

The text of the Directors’ Plan, as amended, is attached as Appendix B to this Proxy Statement. A description of the Directors’ Plan, as amended, is set forth below and is qualified in its entirety by reference to the complete text of the Directors’ Plan.

SUMMARY DESCRIPTION OF THE PLAN

Effective October 15, 1999, the Board of Directors adopted the Optio Software, Inc. Directors’ Stock Option Plan. The Board of Directors approved an amendment to the plan effective as of May 25, 2000, to clarify the terms of the plan pertaining to the grant of options thereunder. In addition, the Board of Directors approved an amendment to the plan effective as of December 19, 2003, to increase the number of shares of common stock subject to options to be granted to each director at the end of each year of completed service as a director from 5,000 shares of common stock to 10,000 shares of common stock. Pursuant to the plan, 300,000 shares of common stock were reserved for issuance, of which 290,000 are still available for issuance. A copy of the Directors’ Plan, as amended, is attached as Appendix B to this Proxy Statement. Only members of the Board of Directors who are not employees of the Company are eligible to receive option grants under the Directors’ Plan. The Directors’ Plan only provides for the grant of options which do not qualify under Section 422 of the Code. The closing price of the Common Stock underlying the options on May 7, 2004 on the Over the Counter Bulletin Board service was $1.39 per share.

Upon initially becoming an eligible director, a director is entitled to receive an option to purchase 10,000 shares of the common stock. At the end of each completed year of service as an eligible director following adoption of the Directors’ Plan, a director shall be granted an option to purchase 10,000 shares of common stock, subject to shareholder approval of Proposal No. 2. All options granted under the Directors’ Plan are fully vested as of the date of grant and have an exercise price equal to the fair market value of the underlying shares. Options granted under the Directors’ Plan may not have terms exceeding ten years from the date of grant. Options granted under the Directors’ Plan are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the optionee’s lifetime, only by the optionee.

The Directors’ Plan is administered by the Committee, which has the authority to interpret the Directors’ Plan and to take such other actions in the administration and operation of the Directors’ Plan as it deems equitable.

The options granted under the Directors’ Plan are non-qualified options. A director does not recognize income for federal income tax purposes upon the date of grant of the non-qualified option. However, the holder of a non-qualified option must recognize ordinary income upon exercise in the amount equal to the difference between the exercise price and the fair market value of the underlying shares of common stock (the “Shares”) on the date of exercise (referred to as the “Spread”). Upon the sale of Shares acquired pursuant to the exercise of non-qualified options, the director will recognize capital gain (or loss) to the extent that the amount realized from the sale exceeds (or in the case of a loss, is less than) the fair market value of the Shares on the date of exercise. This gain will be long-term capital gain (or loss, as the case may be) if the Shares have been held for more than one year after exercise. Under current law, the maximum federal capital gain rate is 15% for gains from capital assets held more than one year. The state income tax consequences of option exercises depend on the individual laws of the state in question.

The following table sets forth information concerning options granted to eligible directors under the Directors’ Plan, including the aggregate dollar value of the options as of January 31, 2004. The closing price of the Common Stock underlying the options on January 30, 2004 (the last trading day of the fiscal year) on the Over the Counter Bulletin Board Service was $1.46 per share.

OPTIO SOFTWARE, INC. DIRECTORS’ STOCK OPTION PLAN

Name and Position	Dollar Value ($)	Number of Shares
Non-Executive Director Group (1)	$73,000	50,000

(1)	Messrs. Leach, Beck, Hughes, and Diener have been granted an aggregate of options to purchase 50,000 shares of Common Stock; and pursuant to the terms of the plan, each will be granted additional options to purchase 10,000 shares of common stock as of the date of the Annual Meeting, subject to shareholder approval of Proposal No. 2. Former non-executive members of the Board of Directors have been granted an aggregate of 75,000 shares of common stock under the Directors’ Plan, all of which have been exercised or cancelled.

The shareholders are being requested to approve the amendment to the Directors’ Plan as approved by the Board of Directors. The Board of Directors believes that the amendment to the Directors’ Plan will be important to our future success and help retain and attract qualified directors.

The Board of Directors recommends a vote FOR ratification and approval of the amendment to the Optio Software, Inc. Directors’ Stock Option Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board of Directors and the Audit Committee to the Board of Directors have selected the accounting firm of BDO Seidman, LLP to serve as its independent auditors for the fiscal year ending January 31, 2005. The appointment of this firm was recommended to the Board of Directors by its Audit Committee. If the shareholders do not ratify the selection of BDO Seidman, LLP, the Audit Committee will reconsider the matter. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

New Independent Accountant

On January 16, 2003, Ernst & Young LLP resigned as auditors of the Company. The reports of Ernst & Young LLP on the Company’s financial statements for the fiscal years ended January 31, 2001 and January 31, 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. A copy of the resignation letter from Ernst & Young LLP referenced above was delivered to the Board of Directors of the Company and to its Audit Committee. Following review of such letter, the Board of Directors and the Audit Committee approved the resignation of Ernst & Young LLP.

In connection with the audits of the Company’s financial statements for each of the fiscal years ended January 31, 2001 and January 31, 2002, and in the subsequent interim periods, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to such matter in connection with its report. During the 2001 and 2002 fiscal years and through the date of Ernst & Young LLP’s resignation there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

The Company furnished Ernst & Young LLP with a copy of the foregoing disclosure and requested Ernst & Young LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing statements. A copy of the letter of Ernst & Young LLP to the Securities and Exchange Commission is filed as an Exhibit to the Company’s Report on Form 8-K filed January 24, 2003.

The Company’s Board of Directors, upon the recommendation of the Audit Committee, engaged BDO Seidman, LLP on March 14, 2003 as its independent public accountants for its fiscal year ended January 31, 2003. During the two most recent fiscal years and through the date of engagement, the Company did not consult with BDO Seidman, LLP on items regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (2) any matter that was either the subject of a disagreement with the Company’s former auditor or a reportable event under Securities and Exchange Commission rules and regulations.

Fees to Independent Auditors for Fiscal Years 2004 and 2003

The following table presents fees for professional services rendered by BDO Seidman, LLP and Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years 2004 and 2003 and fees billed for audit related services, tax services, and all other services rendered by BDO Seidman, LLP and Ernst & Young LLP during fiscal years 2004 and 2003.

	BDO Seidman, LLP		Ernst & Young LLP
	Fiscal Year 2004	Fiscal Year 2003	Fiscal Year 2004	Fiscal Year 2003
Audit fees (1)	$103,000	$79,000	$3,500	$50,000
Audit related fees (2)	7,000	—	—	—
Tax fees (3)	17,000	—	—	85,000
All other fees	—	—	—	—

(1)	Audit services include services to comply with generally accepted auditing standards related to the audit and review of the Company’s financial statements. The audit fees shown above were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and associated filings with the SEC.
(2)	Audit-related services include assurance and related services that are traditionally performed by independent auditors. The audit-related fees shown above were incurred in connection with a review of the Company’s internal controls and general non-audit accounting consultation concerning financial reporting, disclosure matters and new accounting pronouncements, including meeting with the Company’s Audit Committee.
(3)	Tax fees include tax compliance services (including U.S. federal, international and state returns) and tax registration and compliance assistance.

Pre-Approval Policy

All audit related fees and tax fees were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee requires pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

The Board of Directors recommends that the shareholders vote FOR ratification of selection of independent auditors.

SHAREHOLDER COMMUNICATIONS

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask questions of the Chairman and Chief Executive Officer during the Annual Meeting of Shareholders. In addition, a shareholder interested in sending communications to a member of the Board of Directors may communicate directly with any director by writing to: Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005, Attention: Corporate Secretary. The Corporate Secretary will promptly forward all relevant written communications to the Board or the individually named directors.

SHAREHOLDER PROPOSALS

Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2005 Annual Meeting of Shareholders must be received by the Company no later than January 28, 2005 if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2005 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

In order for a shareholder to bring any business or nominations before the 2005 Annual Meeting of Shareholders, certain conditions set forth in Section 2.13 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 60 days notice or public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of meeting was mailed or such public disclosure was made.

OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and the shareholders.

A copy of the 2004 Annual Report on Form 10-K, including financial statements and all amendments thereto, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to: Corporate Secretary, Optio Software, Inc., 3015 Windward Plaza, Windward Fairways II, Alpharetta, Georgia 30005.

BY ORDER OF THE BOARD OF DIRECTORS,

Caroline Bembry

Chief Financial Officer and Secretary

APPENDIX A

Optio Software, Inc.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I. PURPOSE

The Audit Committee, in its capacity as a committee of the board of directors, shall provide independent review and oversight with respect to:

•	the accounting and reporting practices of the Corporation;

•	the quality and integrity of the financial reports of the Corporation, the Corporation’s systems of internal accounting and financial controls;

•	the annual independent audit of the Corporation’s financial statements, including review of the quarterly financial statements, and

•	legal compliance and ethics programs as may be established by management and the board.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of two or more directors as determined by the Board, each of whom shall have been determined by the board to be “independent” under the rules of the National Association of Securities Dealers, Inc. (“NASD”) and, as applicable, under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall be able to read and understand financial statements. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III. MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants separately to discuss any matters that the Audit Committee or any of these groups believes should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the Corporation’s financials.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

2.	Review with management and the independent accountants the Corporation’s annual financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”).

3.	Review with management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters required to be discussed by SAS No. 61. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants

1.	Review the performance of the independent accountants, and have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant’s review of the financial statements and controls of the Corporation. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

2.	The Audit Committee shall pre-approve all auditing services and permitted non-audit services (as defined in the Sarbanes-Oxley Act), including the fees and terms thereof, to be performed for the Corporation by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 202 of the Sarbanes-Oxley Act and the rules and regulations of the Securities and Exchange Commission. The Committee may form and delegate authority to subcommittees consisting of one or more members the authority to grant pre-approvals of permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

3.	Oversee independence of the accountants by:

•	receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standing 1;

•	reviewing and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

•	take reasonable steps to satisfy itself of the auditor’s independence.

4.	The committee shall also take reasonable steps to ensure that the auditors communicate the following items to the Committee prior to the Corporation’s filing of an audit report with the SEC:

•	critical accounting policies and practices;

•	all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of such use and the auditors’ preferred treatment; and

•	other material written communications provided to management, including but not limited to management representation letters, reports on internal controls, engagement letters and schedules of unadjusted differences.

5.	Discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing and compensation.

6.	Discuss with the independent auditors any non-GAAP financial measures included in the Corporation’s SEC reports.

Financial Reporting Process

1.	In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external, and the Corporation’s systems internal controls.

2.	Consider and approve, if appropriate, changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

3.	Establish regular systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

4.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

Legal Compliance/General

1.	Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

2.	Report through its Chairperson to the Board following meetings of the Audit Committee.

3.	Maintain minutes or other records of meetings and activities of the Audit Committee.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters.

APPENDIX B

OPTIO SOFTWARE, INC.

DIRECTORS’ STOCK OPTION PLAN

(As Amended on December 19, 2003)

SECTION 1.

PURPOSE

The purpose of this Plan is to promote the interests of the Company by providing the opportunity to purchase Shares to Directors who are not Employee in order to attract and retain such Directors by providing an incentive to work to increase the value of Shares and a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. The Plan provides for the grant of Non-Qualified Stock Options to aid the Company in obtaining these goals.

SECTION 2.

DEFINITIONS

Each term set forth in this Section shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular, and reference to one gender shall include the other gender.

2.1 BOARD means the Board of Directors of the Company.

2.2 CODE means the Internal Revenue Code of 1986, as amended.

2.3 COMMITTEE means the Compensation Committee of the Board.

2.4 COMMON STOCK means the common stock, no par value per share, of the Company.

2.5 COMPANY means Optio Software, Inc., a Georgia corporation, and any successor to such organization.

2.6 DIRECTOR means a member of the Board.

2.7 ELIGIBLE DIRECTOR means a Director who is not an Employee.

2.8 EMPLOYEE means an employee of the Company, a Subsidiary or a Parent.

2.9 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

2.10 EXERCISE PRICE means the price which shall be paid to purchase one (1) Share upon the exercise of an Option granted under this Plan.

2.11 FAIR MARKET VALUE of each Share on any date means the price determined below on the last business day immediately preceding the date of valuation:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, its Fair Market Value per share shall be the closing sale price for the Common Stock (or the mean of the closing bid and asked prices, if no sales were reported), as quoted on such exchange or system on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(b) If the Common Stock is not listed on any established stock exchange or a national market system, its Fair Market Value per share shall be the average of the closing dealer “bid” and “ask” prices of a share of the Common Stock as reflected on the NASDAQ intermeddler quotation system of the National Association of Securities Dealers, Inc. on the date of such determination; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

2.12 INSIDER means an individual who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.13 NQSO means an option granted under this Plan to purchase Shares.

2.14 OPTION means a NQSO.

2.15 PARENT means any corporation which is a parent of the Company (within the meaning of Code Section 424).

2.16 PARTICIPANT means an individual who receives a NQSO hereunder.

2.17 PLAN means this Optio Software, Inc. Directors’ Stock Option Plan, as amended from time to time.

2.18 SHARE means a share of the Common Stock of the Company.

2.19 STOCK OPTION AGREEMENT means an agreement between the Company and a Participant evidencing an award of a NQSO.

2.20 SUBSIDIARY means any corporation which is a subsidiary of the Company (within the meaning of Code Section 424(f)).

SECTION 3.

SHARES SUBJECT TO STOCK OPTIONS

The total number of Shares that may be issued pursuant to Stock Options under this Plan shall not exceed 300,000, as adjusted pursuant to Section 10. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Stock Option which remain after the cancellation, expiration or exchange of such Stock Option thereafter shall again become available for use under this Plan.

SECTION 4.

EFFECTIVE DATE

The effective date of this Plan, as amended and restated herein, shall be the date it is adopted by the Board.

SECTION 5.

ADMINISTRATION

5.1 GENERAL ADMINISTRATION. This Plan shall be administered by the Board. The Board, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. The Board shall have the power to interpret this Plan and, subject to Section 12 to take such other action in the administration and operation of the Plan as it deems equitable under the circumstances. The Board’s actions shall be binding on the Company, on each affected Director, and on each other person directly or indirectly affected by such actions.

5.2 DELEGATION OF AUTHORITY. The Board may delegate its authority under the Plan, in whole or in part, to a Committee appointed by the Board consisting of not less than two (2) Directors. The members of the Committee shall serve at the discretion of the Board. The Committee (if appointed) shall act according to the policies and procedures set forth in the Plan and to those policies and procedures established by the Board, and the Committee shall have such powers and responsibilities as are set forth by the Board. Reference to the Board in this

Plan shall specifically include reference to the Committee where the Board has delegated it authority to the Committee, and any action by the Committee pursuant to a delegation of authority by the Board shall be deemed an action by the Board under the Plan. Notwithstanding the above, the Board may assume the powers and responsibilities granted to the Committee at any time, in whole or in part.

5.3 DECISIONS BINDING. All determinations and decisions made by the Board (or its delegate) pursuant to the provisions of this Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Participants, and their estates and beneficiaries.

SECTION 6.

ELIGIBILITY AND GRANTS OF OPTIONS

6.1 INDIVIDUALS ELIGIBLE FOR GRANTS OF OPTIONS. Only Eligible Directors shall be eligible for the grant of Stock Options under this Plan. Eligible Directors shall receive Options hereunder in accordance with the provisions of Section 6.2 below.

6.2 GRANT OF OPTIONS. Options shall be granted to Eligible Directors in accordance with the following formulas:

(a) OPTIONS UPON INITIALLY BECOMING A DIRECTOR. Upon initially becoming an Eligible Director after the effective date, an individual shall be granted an Option to purchase 10,000 Shares, with such Option subject to the provisions of Section 7 below, and with such grant occurring on the date on which the individual becomes an Eligible Director. Options granted under this subsection (a) shall not be granted to a Director who has previously served as a Director and who is again becoming a Director, but shall only be granted upon an individual’s initially becoming an eligible Director.

(b) OPTIONS AFTER EACH YEAR OF SERVICE. As of the end of each completed year of service as an Eligible Director after the effective date, an individual shall be granted an option to purchase 10,000 shares, with such option subject to the provisions of Section 7 below.

(c) TRANSITIONAL RULE. Except as provided in this subsection (c), no individual who is serving as an Eligible Director as of the effective date of this Plan shall be entitled to any Options under subsections (a) or (b) above of this Plan as a result of service prior to the effective date of the Plan. Each Eligible Director as of the effective date shall be granted Options under the terms and provisions of subsection (a) above as of the effective date as if such Director had initially become an Eligible Director on the effective date. Each Eligible Director serving on the effective date (or elected within ninety (90) days following the effective date) shall be granted Options under the terms and provisions of subsection (b) at the first annual meeting of the shareholders held after the effective date, as if such Director had completed a single year of service as of the date of such annual meeting.

(d) YEARS OF SERVICE. A year of service as a director shall be measured from the date of an annual meeting of shareholders of the Company to the date of the next succeeding annual meeting. The Committee shall have complete power to interpret the provisions of this Section 6.2, including the power to determine whether an individual has completed a year of service.

SECTION 7

TERMS OF STOCK OPTIONS

7.1 TERMS AND CONDITIONS OF ALL STOCK OPTIONS

(a) Each Stock Option shall be evidenced by a Stock Option Agreement executed by the Company and the Participant, which shall be in such form and contain such terms and conditions as the Committee in its discretion may, subject to the provisions of the Plan, from time to time determine.

(b) Options issued under this Plan shall be immediately vested upon grant.

7.2 TERMS AND CONDITIONS OF OPTIONS.

(a) EXERCISE PRICE. Subject to adjustment in accordance with Section 10 and the other provisions of this Section, the Exercise Price shall be set forth in the applicable Stock Option Agreement, and shall be equal to the Fair Market Value of a Share determined as of the date of grant of the Option.

(b) OPTION TERM. Each Option granted under this Plan shall be exercisable in whole or in part as of the date of grant, but no Stock Option Agreement shall (i) make an Option exercisable before the date such Option is granted; or (ii) make an Option exercisable after the earlier of (A) the date such Option is exercised in full, or (B) the date which is the tenth (10th) anniversary of the date such Option is granted.

(c) PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in cash or, if the Stock Option Agreement provides, by delivery to the Company of a number of Shares which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value equal to the amount to be tendered, or a combination thereof. In addition, if the Stock Option Agreement so provides, the Option may be exercised through a brokerage transaction following registration of the Company’s equity securities under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board. However, notwithstanding the foregoing, with respect to any Option recipient who is an Insider, a tender of shares or a cashless exercise must (1) have met the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Payment shall be made at the time that the Option or any part thereof is exercised, and no Shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder. Notwithstanding the preceding, and in the sole discretion of the Committee, an Option may be exercised as to a portion or all (as determined by the Committee) of the number of Shares specified in the Stock Option Agreement by delivery to the Company of a promissory note, such promissory note to be executed by the Participant and which shall include, with such other terms and conditions as the Committee shall determine, provisions in a form approved by the Committee under which: (i) the balance of the aggregate purchase price shall be payable in equal installments over such period and shall bear interest at such rate (which shall not be less than the prime bank loan rate as determined by the Committee) as the Committee shall approve, and (ii) the Participant shall be personally liable for payment of the unpaid principal balance and all accrued but unpaid interest.

(d) CONDITIONS ON SHARES PURCHASED WITH OPTION. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

(e) NONTRANSFERABILITY OF OPTIONS. An Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the Option if the Participant is incapacitated shall be determine by the Committee in its sole and absolute discretion.

SECTION 8.

SECURITIES REGULATION

Each Stock Option Agreement may provide that, upon the receipt of Shares as a result of the surrender or exercise of a Stock Option, the Participant shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Each Stock Option Agreement may also provide that, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any of such Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended (“1933 Act”), and any applicable state securities law or, unless he or she shall have furnished to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing the Shares transferred upon the exercise or surrender of a Stock Option granted under this Plan may at the discretion of the Company bear a legend to the effect that such Shares have not been registered under the 1933 Act or any applicable state securities law and that such Shares may not be sold or offered for sale in the absence of an effective registration statement as to such Shares under the 1933 Act and any applicable state securities law or an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required.

SECTION 9.

LIFE OF PLAN

No Stock Option shall be granted under this Plan on or after the earlier of:

(a) the tenth (10th) anniversary of the effective date of this Plan (as determined under Section 4 of this Plan), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Stock Options have been surrendered or exercised in full or no longer are exercisable, or

(b) the date on which all of the Shares reserved under Section 3 of this Plan have (as a result of the exercise of Stock Options granted under this Plan) been issued or no longer are available for use under this Plan.

SECTION 10.

ADJUSTMENT

The number of Shares reserved under Section 3 of this Plan, and the number of Shares subject to Stock Options granted under this Plan, and the Exercise Price of any Options, shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Committee shall have the right to adjust (in a manner which satisfies the requirements of Code Section 424(a)) the number of Shares reserved under Section 3, the number of Shares and Exercise Price of Options to be granted under Section 6, and the number of Shares subject to Stock Options granted under this Plan, and the Exercise Price of any Options in the event of any corporate transaction described in Code Section 424(a) which provides for the substitution or assumption of such Stock Options. If any adjustment under this Section creates a fractional Share or a right to acquire a fractional Share, such fractional Share shall be disregarded, and the number of Shares reserved under this Plan and the number subject to any Stock Options granted under this Plan shall be the next lower number of Shares, rounding all fractions downward. An adjustment made under this Section by the Committee shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of Shares reserved under Section 3.

SECTION 11.

SALE OR MERGER OF THE COMPANY

If the Company agrees to sell substantially all of its assets for cash or property, or for a combination of cash and property, or agrees to any merger, consolidation, reorganization, division or other transaction in which Shares are converted into another security or into the right to receive securities or property, and such agreement does not provide for the assumption or substitution of the Stock Options granted under this Plan, each Stock at the direction and discretion of the Committee or the Board, or as is otherwise provided in the Stock Option Agreements (i) may be deemed to be fully vested and/or exercisable, or (ii) may be canceled unilaterally by the Company in exchange for (a) whole Shares and, at the Committee’s direction and discretion, cash in lieu of any fractional Share which each Participant would otherwise receive if he or she had the right to exercise his or her outstanding Stock Option in full and he or she exercised that right exclusively for Shares on a date fixed by the Committee which comes before such sale or other corporate transaction, or (b) cash or other property equivalent in value, as determined by the Board in its sole discretion, to the Shares described in (a). Any such Stock Option which is not assumed or substituted as provided above and which the Company does not elect to cancel prior to a sale or other corporate transaction as described in this Section shall become fully vested and immediately exercisable just prior to the closing of such transaction.

SECTION 12.

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate. The Board also may suspend the granting of Stock Options under this Plan at any time and may terminate this Plan at any time; provided, however, the Company shall not have the right to modify, amend or cancel any Stock Option granted before such suspension or termination unless (a) the Participant consents in writing to such modification, amendment or cancellation, or (b) there is a dissolution or liquidation of the Company or a transaction described in Section 10 or Section 11.

SECTION 13.

MISCELLANEOUS

13.1 SHAREHOLDER RIGHTS. No Participant shall have any rights as a shareholder of the Company as a result of the grant of a Stock Option to him or to her under this Plan or his or her exercise or surrender of such Stock Option pending the actual delivery of Shares subject to such Stock Option to such Participant.

13.2 NO GUARANTEE OF CONTINUED RELATIONSHIP. The grant of a Stock Option to a Participant under this Plan shall not constitute a contract for services and shall not confer on a Participant any rights upon his or her termination of service or relationship with the Company in addition to those rights, if any, expressly set forth in the Stock Option Agreement which evidences his or her Stock Option.

13.3 CONSTRUCTION. This Plan shall be construed under the laws of the State of Georgia.

Optio Software, Inc.

3015 Windward Plaza

Windward Fairways II

Alpharetta, Georgia 30005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Wayne Cape and Caroline Bembry, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Optio Software, Inc. held of record by the undersigned on May 7, 2004, at the annual meeting of shareholders to be held on June 22, 2004 or any adjournment thereof, as designated on the reverse side hereof and, in their discretion, as to other matters.

Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3.

(Please date and sign on reverse)

(Continued on reverse side)

OPTIO SOFTWARE, INC.

3015 WINDWARD PLAZA

WINDWARD FAIRWAYS II

ALPHARETTA, GA 30005

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Optio Software, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: OPTSF1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

OPTIO SOFTWARE, INC.

The Board of Directors Recommends a vote “FOR all nominees” in Proposal 1 and “FOR” Proposals 2 and 3.

Proposal 1- Election of the following Nominees as Directors:

01) David T. Leach

02) G. Robert Beck

03) Ronald G. Diener

For Withhold For All To withhold authority to vote, mark “For All Except”

All All Except and write the nominee’s number on the line below.

Vote On Proposals

Proposal 2—Approval of an amendment to the Optio Software, Inc. Directors’ Stock Option Plan

Proposal 3—Approval of the appointment of BDO Seidman, LLP as independent auditors of the Company for the fiscal year ending January 31, 2005;

Please indicate if you plan to attend this meeting Yes No

Please mark, date and sign as your name appears above and return in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date